                                                                     Exhibit 11B

                         PACIFICARE HEALTH SYSTEMS, INC.


        COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK - FULLY DILUTED
           (dollars and shares in thousands, except per share amounts)


                                                                                YEARS ENDED SEPTEMBER 30
                                                                     -------------------------------------------
                                                                            1996           1995           1994
                                                                     -------------------------------------------
Shares outstanding at the beginning of the year                           30,882         27,528         27,256

Weighted average number of shares issued during the
  period in connection with a public offering, compensation
  awarded in stock and exercise of stock options                             209          1,750            155

Shares repurchased (weighted)                                                  -              -            (33)

Dilutive shares issuable, net of shares assumed to have been purchased (at the higher of average or ending market
  price) for treasury with assumed proceeds from contingent
  exercise of stock options and registered equity purchase
  contracts                                                                  632            612            766
                                                                     -------------------------------------------

Total fully diluted shares                                                31,723         29,890         28,144
                                                                     -------------------------------------------
                                                                     -------------------------------------------

Income before cumulative effect of a change in
  accounting principle                                                 $  71,953      $ 108,095      $  84,593
Cumulative effect on prior years of a change in
  accounting principle                                                         -              -          5,658
                                                                     -------------------------------------------

Net income                                                             $  71,953      $ 108,095      $  90,251
                                                                     -------------------------------------------
                                                                     -------------------------------------------

Fully diluted earnings per share:
  Earnings before cumulative effect of a change in
    accounting principle                                               $    2.27      $    3.62      $    3.00
  Cumulative effect on prior years of a change in
    accounting principle                                                       -              -           0.20
                                                                     -------------------------------------------

Earnings per share - fully diluted                                     $    2.27      $    3.62      $    3.20
                                                                     -------------------------------------------
                                                                     -------------------------------------------